Exhibit 99.1

American Eagle Outfitters Provides Fourth Quarter Update

Reiterates Fourth Quarter EPS Guidance

Pittsburgh - January 10, 2013 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the quarter-to-date period ended January 8, 2013 increased 5%. Consolidated comparable store sales, including the online business increased 5%, compared to a 13% increase for the same period last year. Excluding the online business, comparable store sales increased 1%, compared to a 12% increase last year.

Management reiterates its fourth quarter EPS guidance of $0.54 to $0.56 per diluted share and mid single-digit consolidated comparable store sales growth. This compares to an adjusted EPS from continuing operations of $0.39 last year, representing growth of 38% to 44%. The guidance excludes the potential impact of store impairment charges and tax settlements. During December, the company repurchased 5 million shares of its common stock for a total of $105 million. The company estimates diluted shares outstanding for the fourth quarter and full year 2012 of approximately 202 million and 201 million, respectively.

Robert Hanson, CEO commented, “Although the customer and competitive environment was challenging, I’m pleased with our quarter-to-date performance, especially against strong comp gains last year. We are on-track to deliver our earnings expectations, reflecting strengthened merchandise assortments, improved inventory management and controlled promotions. Business has accelerated in the post-Christmas period and we are seeing a good response to our spring transition assortment. Also of note is the strength of our online business, which has increased 24% this quarter, further validating our omni-channel opportunity. I’m proud of how our teams are executing and we remain well-positioned to deliver long-term profitable growth.”

The company will release fourth quarter and annual 2012 fiscal results prior to the market’s open on March 6, 2013 and will host a conference call to review financial results at 9:00 a.m. Eastern Time on that date. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access the replay beginning March 6, 2012 at 12:00 p.m. Eastern Time through March 13, 2013. To listen to the replay, dial 1-877-870-5176, or internationally dial 1-858-384-5517, and reference confirmation code 406212. An audio replay of the conference call will also be available at www.ae.com.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share (“non-GAAP” or “adjusted”). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)

13 Weeks Ended
January 28, 2012

GAAP Diluted EPS from Continuing Operations	$0.31
Add back: Store impairment charges	0.06
Add back: Executive transition costs	0.02
Non-GAAP Diluted EPS from Continuing Operations	$0.39

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters and Aerie brands. The company operates more than 1,000 stores in North America, and ships to 77 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 50 international franchise stores in 13 countries. For more information, please visit www.ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter and fiscal 2012 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Kristen Zaccagnini, 412-432-3300